Exhibit 99.1

NEWS RELEASE

Contacts:
Manuel Mondragon, Vice President of Finance investorrelations@wtoffshore.com
713-297-8024

Ken Dennard / ksdennard@drg-e.com
Lisa Elliott / lelliott@drg-e.com
DRG&E / 713-529-6600

W&T OFFSHORE REPORTS

THIRD QUARTER EARNINGS PER SHARE OF $1.03

AND ADJUSTED EARNINGS PER SHARE OF $0.79

HOUSTON — November 4, 2008 — W&T Offshore, Inc. (NYSE: WTI) today provides financial and operational results for the third quarter 2008. Some of the highlights for the third quarter 2008 include:

•	Revenues increased 14% to $289.8 million from $255.2 million in third quarter 2007

•	Adjusted earnings per share increased 49% to $0.79 per share, compared to adjusted earnings per share of $0.53 in third quarter 2007

•	Adjusted EBITDA increased 9% to $208.4 million from $191.4 million in third quarter 2007

•

Production decreased to 3.3 million barrels of oil equivalent (“BOE”), consisting of 1.5 million barrels (“MMBbls”) of oil and 10.9 billion cubic feet (“Bcf”) of natural gas, or 19.9 billion cubic feet equivalent (“Bcfe”) compared to 28.9 Bcfe in the third quarter 2007 primarily due to Hurricanes Gustav and Ike

•	Lenders reaffirmed the borrowing base of the undrawn $500 million revolving loan facility

Tracy W. Krohn, Chairman and Chief Executive Officer, stated, “The third quarter certainly had its share of challenges including two hurricanes in the Gulf of Mexico. Although we did have some damage from the storms, we are working hard to restore production. Currently our production rate is 8,800 barrels per day plus 106 million cubic feet (“Mcf”) per day or 159 million cubic feet equivalent (“MMcfe”) per day or approximately 52% of production prior to the storms. The majority of our production is ready to come back on line and we are waiting for downstream third party pipeline and processing facilities to complete their repairs. However our strong balance sheet, which included $685 million in cash on September 30, 2008, and our $500 million undrawn revolver, positions us to take advantage of the unique opportunities that are being created by the recent credit crisis. “continued Mr. Krohn. “As it relates to our drilling operations we were three of five in exploration wells and one for one in development wells. Our overall drilling success rate for the year is 80%.”

Revenues, Net Income and EPS: Net income for the third quarter of 2008 was $78.2 million, or $1.03 per diluted share, on revenues of $289.8 million, compared to net income for the same quarter of 2007 of $36.3 million, or $0.48 per diluted share, on revenues of $255.2 million. Net income increased in the third quarter 2008 principally due to a higher realized price of $14.57 per thousand cubic feet equivalent (“Mcfe”), a 65% increase over the $8.83 per Mcfe realized in the comparable period in 2007. Operating income for the third quarter of 2008 also reflects the impact of a $27.3 million unrealized derivative gain ($18.2 million after-tax), or $0.24 per diluted share, while operating income for the third quarter of 2007 included an unrealized derivative loss of $6.4 million ($4.2 million after-tax), or $0.05 per diluted share. Without the effect of these respective unrealized gains and losses, net income for the third quarter 2008 would have been $60.0 million, or $0.79 per diluted share, and net income for the corresponding quarter of 2007 would have been $40.5 million, or $0.53 per diluted share. Net income for the nine months ended September 30, 2008 was $292.6 million, or $3.85 per diluted share, on revenues of $1.1 billion, compared to net income of $94.9 million, or $1.25 per diluted share, on revenues of $774.3 million for the first nine months of 2007. See “Non-GAAP Information” later in this press release.

Cash Flow from Operating activities and Adjusted EBITDA: EBITDA and Adjusted EBITDA are non-GAAP measures and are defined in “Non-GAAP Information” later in this press release. Net cash provided by operating activities for the nine months ended

September 30, 2008 increased 120% to approximately $1.0 billion from $472.7 million in the comparable period in 2007. The increase was associated with higher realized prices on sales of our oil and natural gas. Third quarter 2008 Adjusted EBITDA was $208.4 million, which represents a 9% increase over the $191.4 million reported during the prior year's third quarter. Adjusted EBITDA was $861.7 million for the nine months ended September 30, 2008, compared to $567.6 million for the comparable period of 2007.

Production and Prices: We sold 10.9 billion cubic feet (“Bcf”) of natural gas at an average price of $10.60 per thousand cubic feet (“Mcf”) in the third quarter of 2008. We also sold 1.5 million barrels (“MMBbls”) of oil and natural gas liquids at an average price of $116.54 per barrel (“Bbl”) during the same time period. On a natural gas equivalent (“Bcfe”) basis, we sold 19.9 Bcfe at an average price of $14.57 per Mcfe. For the third quarter of 2007, we sold 16.8 Bcf of natural gas at an average price of $6.45 per Mcf and 2.0 MMBbls of oil and natural gas liquids at an average price of $72.72 per Bbl. On a Bcfe basis for 2007, we sold 28.9 Bcfe at an average price of $8.83 per Mcfe. The production volume decrease is primarily attributable to the deferral of production caused by Hurricanes Gustav and Ike and properties that experienced natural reservoir declines, partially offset by increased production from our successful drilling and development efforts and the acquisition of the remaining interest in the Ship Shoal 349 field.

For the nine months ended September 30, 2008, our natural gas production totaled 45.6 Bcf and was sold at an average price of $10.21 per Mcf while our oil and natural gas liquids production totaled 6.0 MMBbls, which was sold at an average price of $106.71 per Bbl. On a combined basis our production was 81.7 Bcfe sold at an average price of $13.56 per Mcfe. For the comparable 2007 period, we produced 55.5 Bcf of natural gas that was sold at an average price of $7.17 per Mcf and 6.1 MMBbls of oil and natural gas liquids production sold at an average price of $61.49 per Bbl. On a combined basis for 2007 our production was 92.2 Bcfe sold at an average price of $8.40 per Mcfe.

Lease Operating Expenses: On a nominal basis, LOE for the third quarter of 2008 was up slightly to $52.4 million, from $51.6 million in the third quarter of 2007. LOE increased to $2.64 per Mcfe in the third quarter 2008 from $1.79 per Mcfe in the third quarter of 2007. On an absolute basis, the increase in LOE is due to higher facility expense associated with various maintenance projects and higher workover costs, partially offset by lower base operating costs due to lower production volumes.

On an absolute basis, LOE for the nine months ended September 30, 2008 decreased to $156.6 million, compared to $169.2 million for the same period in 2007. The 2007 period included $14.8 million of hurricane remediation costs related to Hurricanes Katrina and Rita not covered by insurance. Also contributing to the decrease in 2008 is $4.2 million of lower insurance premiums and $2.7 million of lower workover expenditures. This was partially offset by higher facility expenditures associated with maintenance projects and higher base operating expense associated with higher fuel costs.

Depreciation, depletion, amortization and accretion: DD&A decreased to $113.9 million for the third quarter 2008 from $123.1 million for the same period in 2007. DD&A decreased due to lower total sales volumes, the addition of reserves from the acquisition of an additional interest in the Ship Shoal 349 field and reserves added as a result of our successful drilling efforts. This was partially offset by capital expenditures, increased estimated future development costs and higher estimated asset retirement obligations. On a per Mcfe basis, DD&A was $5.73 for the quarter ended September 30, 2008, compared to $4.26 for the quarter ended September 30, 2007. The increase of $1.47 per Mcfe is primarily due to higher total depletable costs and lower estimated oil and natural gas reserves in the 2008 period. DD&A for the nine months ended 2008 was $413.2 million or $5.06 per Mcfe, compared to DD&A of $373.4 million, or $4.05 per Mcfe, for the same period in 2007.

Capital Expenditures and Operations Update: During the third quarter of 2008, the Company was 67% successful in the drilling of three conventional shelf and two deep shelf exploration wells and one conventional shelf development well. For the quarter ended September 30, 2008, capital expenditures for oil and gas properties were $222.5 million split between $120.0 million for development activities, $69.1 million for exploration, and $33.4 million for other capital items.

For the first nine months of 2008, our capital expenditures for oil and gas properties were $621.6 million, including $253.5 million for development activities, $196.1 million for exploration, $116.6 million for the acquisition of an additional interest in SS349 “Mahogany” and $55.4 million for seismic, capitalized interest and other leasehold costs.

Capital expenditures for 2008 are expected to generally be in line with our revised capital budget of $611 million.

Drilling Highlights: In the third quarter of 2008, the Company drilled or participated in the drilling of the following successful wells:

Lease Name/Well	Category	Working Interest %
MP-283 A-1ST	Exploration/Shelf	75%
ST-230 A-7ST	Development/Shelf	100%
SS 232 B-2ST	Exploration/Deepshelf	90%
MP Area	Exploration/Shelf	75%

The Company also drilled or participated in the drilling of two non-commercial wells, as follows:

Lease Name/Well	Category	Working Interest %
VK 519 #1	Exploration/Deepshelf	90%
MP 266 A-5	Exploration/Shelf	50%

After the close of the quarter, the Company drilled or participated in the drilling of two commercially successful wells:

Lease Name/Well	Category	Working Interest %
EI 186 #1	Exploration/Deepshelf	100%
SS 224 E-20ST	Exploration/Shelf	100%

Outlook: Guidance for the fourth quarter and revised full year 2008 is shown in the table below, which represents the Company's best estimate of likely future results, and is affected by the factors described below in "Forward-Looking Statements." Fourth quarter and full year 2008 guidance has been revised to reflect current information gathered by W&T and third party sources, which include other operators and pipeline companies about the progress of storm repairs and the return of production. Actual production and cost estimates could change suddenly because a significant portion of production and costs are beyond our control.

During the month of October 2008, market prices for oil and natural gas were much lower than the average for either the third quarter or the first nine months of 2008. As a result of lower production and lower realized prices on sales of our oil and natural gas, our cash flows for the fourth quarter are expected to be significantly less than what we realized in each of the first three quarters of 2008.

Fourth Quarter and Full-Year 2008 Production and Cost Guidance:

Estimated Production	Fourth Quarter 2008	Prior Full-Year 2008	Revised Full-Year 2008
Crude oil (MMBbls)	0.8 – 1.0	8.6 – 9.3	6.8 – 7.0
Natural gas (Bcf)	8.1 – 9.6	63.6 – 69.1	53.8 – 55.2
Total (MMBoe)	2.2 – 2.6	19.2 – 20.8	15.8 – 16.2
Total (Bcfe)	12.9 – 15.6	115.0 – 125.0	94.6 – 97.2

Operating Expenses ($ in millions, except as noted)	Fourth Quarter 2008	Prior Full-Year 2008	Revised Full-Year 2008
Lease operating expenses	$59 – $69	$212 – $232	$217 – $227
Gathering, transportation & production taxes	$6 – $8	$35 – $39	$29 – $31
General and administrative	$11 – $13	$45 – $52	$44 - $47
Income tax rate, % deferred(1)	34%, NM%	34%, 40%	34%, 70%

(1)	Percentage change not meaningful (“NM”).

Conference Call Information: W&T will hold a conference call to discuss financial and operational results on Tuesday November 4, 2008 at 11:00 a.m. Eastern Time / 10:00 a.m. Central Time. To participate, dial (303) 262-2053 a few minutes before the call begins. The call will also be broadcast live over the Internet from the Company’s website at www.wtoffshore.com. A replay of the conference call will be available approximately two hours after the end of the call until Tuesday, November 11, 2008, and may be accessed by calling (303) 590-3000 and using the pass code 11121166.

About W&T Offshore

Founded in 1983, W&T Offshore is an independent oil and natural gas company focused primarily in the Gulf of Mexico, including exploration in the deepwater and deep shelf regions, where it has developed significant technical expertise. W&T has grown through acquisition, exploitation and exploration and now holds working interests in over 155 fields in federal and state waters and a majority of its daily production is derived from wells it operates. For more information on W&T Offshore, please visit its Web site at www.wtoffshore.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in our Annual Report on 10-K for the year ended December 31, 2007 (www.sec.gov).

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(In thousands, except per share data)
Revenues	$289,793	$255,191	$1,107,303	$774,293

Operating costs and expenses:
Lease operating expenses	52,403	51,627	156,554	169,154
Gathering, transportation costs and production taxes	6,207	5,783	22,953	14,626
Depreciation, depletion and amortization	104,201	117,539	384,078	356,881
Asset retirement obligation accretion	9,671	5,574	29,117	16,477
General and administrative expenses	10,657	9,952	34,294	29,240
Derivative (gain) loss	(15,174)	2,809	20,897	15,082

Total costs and expenses	167,965	193,284	647,893	601,460

Operating income	121,828	61,907	459,410	172,833
Interest expense:
Incurred	13,371	14,332	40,210	47,774
Capitalized	(4,605)	(6,024)	(15,040)	(19,117)
Loss on extinguishment of debt	—	—	—	2,806
Other income	4,140	1,567	9,271	2,508

Income before income taxes	117,202	55,166	443,511	143,878
Income taxes	39,021	18,826	150,914	48,988

Net income	$78,181	$36,340	$292,597	$94,890

Earnings per common share:
Basic	$1.03	$0.48	$3.85	$1.25
Diluted	1.03	0.48	3.85	1.25

Weighted average shares outstanding:
Basic	75,913	75,787	75,909	75,787
Diluted	76,132	75,949	76,083	75,914

Consolidated Cash Flow Information
Net cash provided by operating activities	$492,297	$164,290	$1,040,259	$472,668
Capital expenditures-oil and gas properties	222,468	79,452	621,624	277,299

Other Financial Information
EBITDA	$235,700	$185,020	$872,605	$543,385
Adjusted EBITDA	208,372	191,389	861,672	567,551

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Operating Data

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net sales:
Natural gas (MMcf)	10,923	16,753	45,587	55,498
Oil (MBbls)	1,493	2,022	6,012	6,116
Total natural gas and oil (MBoe) (1)	3,313	4,814	13,610	15,366
Total natural gas and oil (MMcfe) (2)	19,880	28,886	81,659	92,194

Average daily equivalent sales (MBoe/d)	36.0	52.3	49.7	56.3
Average daily equivalent sales (MMcfe/d)	216.1	314.0	298.0	337.7

Average realized sales prices (Unhedged):
Natural gas ($/Mcf)	$10.60	$6.45	$10.21	$7.17
Oil ($/Bbl)	116.54	72.72	106.71	61.49
Barrel of oil equivalent ($/Boe)	87.44	53.01	81.34	50.39
Natural gas equivalent ($/Mcfe)	14.57	8.83	13.56	8.40

Average realized sales prices (Hedged): (3)
Natural gas ($/Mcf)	$10.60	$6.69	$10.21	$7.27
Oil ($/Bbl)	109.01	72.52	101.75	61.64
Barrel of oil equivalent ($/Boe)	84.05	53.74	79.15	50.79
Natural gas equivalent ($/Mcfe)	14.01	8.96	13.19	8.47

Average per Boe ($/Boe):
Lease operating expenses	$15.82	$10.72	$11.50	$11.01
Gathering and transportation costs and production taxes	1.87	1.20	1.69	0.95
Depreciation, depletion, amortization and accretion	34.37	25.57	30.36	24.30
General and administrative expenses	3.22	2.07	2.52	1.90
Net cash provided by operating activities	148.58	34.13	76.43	30.76
Adjusted EBITDA	62.89	39.75	63.31	36.94

Average per Mcfe ($/Mcfe):
Lease operating expenses	$2.64	$1.79	$1.92	$1.83
Gathering and transportation costs and production taxes	0.31	0.20	0.28	0.16
Depreciation, depletion, amortization and accretion	5.73	4.26	5.06	4.05
General and administrative expenses	0.54	0.34	0.42	0.32
Net cash provided by operating activities	24.76	5.69	12.74	5.13
Adjusted EBITDA	10.48	6.63	10.55	6.16

(1)	One million barrels of oil equivalent (MMBoe), one thousand barrels of oil equivalent (Mboe) and one barrel of oil equivalent (Boe) are determined using the ratio of one Bbl of crude oil, condensate or natural gas liquids to six Mcf of natural gas (totals may not add due to rounding).
(2)	One billion cubic feet equivalent (Bcfe), one million cubic feet equivalent (MMcfe) and one thousand cubic feet equivalent (Mcfe) are determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids (totals may not add due to rounding).
(3)	Data for 2008 and 2007 includes the effects of our commodity derivative contracts that do not qualify for hedge accounting.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30, 2008	December 31, 2007 (1)
	(In thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$685,311	$314,050
Receivables	101,078	161,998
Prepaid expenses and other assets	47,965	43,645

Total current assets	834,354	519,693
Property and equipment – at cost:
Oil and gas properties and equipment (full cost method, of which $233,820 at September 30, 2008 and $278,947 at December 31, 2007 were excluded from amortization)	4,512,578	3,805,208
Furniture, fixtures and other	13,745	10,267

Total property and equipment	4,526,323	3,815,475
Less accumulated depreciation, depletion and amortization	1,936,822	1,552,744

Net property and equipment	2,589,501	2,262,731
Restricted deposits for asset retirement obligations and other assets	31,225	29,780

Total assets	$3,455,080	$2,812,204

Liabilities and Shareholders’ Equity
Current liabilities:
Current maturities of long-term debt	$3,000	$3,000
Accounts payable	340,084	159,973
Undistributed oil and gas proceeds	66,144	47,911
Asset retirement obligations - current portion	41,057	19,749
Accrued liabilities	29,016	65,328
Income taxes	72,986	12,975

Total current liabilities	552,287	308,936
Long-term debt, less current maturities – net of discount	650,568	651,764
Asset retirement obligations, less current portion	488,886	438,932
Deferred income taxes	314,726	255,097
Other liabilities	4,982	6,135
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.00001 par value; 118,330,000 shares authorized; issued and outstanding 76,353,100 and 76,175,159 shares at September 30, 2008 and December 31, 2007, respectively	1	1
Additional paid-in capital	371,905	365,667
Retained earnings	1,072,529	786,803
Accumulated other comprehensive loss	(804)	(1,131)

Total shareholders’ equity	1,443,631	1,151,340

Total liabilities and shareholders’ equity	$3,455,080	$2,812,204

(1)	Certain reclassifications have been made to the December 31, 2007 balance sheet to conform to our current reporting practices.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
	2008	2007
	(In thousands)
Operating activities:
Net income	$292,597	$94,890
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	413,195	373,358
Amortization of debt issuance costs and discount on indebtedness	2,032	5,840
Loss on extinguishment of debt	—	2,806
Share-based compensation related to restricted stock issuances	4,563	2,491
Unrealized derivative (gain) loss	(10,933)	21,360
Deferred income taxes	64,248	92
Other	505	746
Changes in operating assets and liabilities	274,052	(28,915)

Net cash provided by operating activities	1,040,259	472,668

Investing activities:
Acquisition of property interest	(116,551)	—
Investment in oil and gas properties and equipment, net	(505,073)	(273,638)
Purchases of furniture, fixtures and other, net	(3,833)	(348)

Net cash used in investing activities	(625,457)	(273,986)

Financing activities:
Issuance of Senoir Notes	—	450,000
Borrowings of other long-term debt	—	458,000
Repayments of long-term debt	(2,250)	(945,750)
Dividends to shareholders	(39,159)	(6,850)
Debt issuance costs and other	(2,132)	(5,510)

Net cash used in financing activities	(43,541)	(50,110)

Increase in cash and cash equivalents	371,261	148,572
Cash and cash equivalents, beginning of period	314,050	39,235

Cash and cash equivalents, end of period	$685,311	$187,807

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Certain financial information included in our financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are “Adjusted Net Income,” “EBITDA,” and “Adjusted EBITDA.” Our management uses these non-GAAP measures in its analysis of our performance. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures, which may be reported by other companies.

Reconciliation of Net Income to Adjusted Net Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(In thousands, except per share amounts)
	(Unaudited)
Net Income	$78,181	$36,340	$292,597	$94,890
Unrealized derivative (gain) loss	(27,328)	6,369	(10,933)	21,360
Loss on extinguishment of debt	—	—	—	2,806
Income tax adjustment for above items	9,099	(2,173)	3,720	(8,228)

Adjusted net income	$59,952	$40,536	$285,384	$110,828

Adjusted earnings per share-diluted	$0.79	$0.53	$3.75	$1.46

“Adjusted Net Income” does not include the unrealized derivative (gain) loss and associated tax effects. Adjusted Net Income is presented because the timing and amount of the derivative items cannot be reasonably estimated and affect the comparability of operating results from period to period, and current periods to prior periods.

Reconciliation of Net Income to Adjusted EBITDA

We define EBITDA as net income plus income tax expense, net interest expense (which includes interest income), and depreciation, depletion, amortization and accretion. Adjusted EBITDA also excludes the loss on extinguishment of debt and the unrealized gain or loss related to our derivative contracts. Although not prescribed under GAAP, we believe the presentation of EBITDA and Adjusted EBITDA provide useful information regarding our ability to service debt and fund capital expenditures and they help our investors understand our operating performance and make it easier to compare our results with those of other companies that have different financing, capital and tax structures. EBITDA and Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. EBITDA and Adjusted EBITDA, as we calculate them, may not be comparable to EBITDA and Adjusted EBITDA measures reported by other companies. In addition, EBITDA and Adjusted EBITDA do not represent funds available for discretionary use.

The following table presents a reconciliation of our consolidated net income to consolidated EBITDA and Adjusted EBITDA.

	Three Month Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(In thousands)
	(Unaudited)
Net Income	$78,181	$36,340	$292,597	$94,890
Income taxes	39,021	18,826	150,914	48,988
Net interest expense	4,626	6,741	15,899	26,149
Depreciation, depletion, amortization and accretion	113,872	123,113	413,195	373,358

EBITDA	235,700	185,020	872,605	543,385

Adjustments:
Unrealized derivative (gain) loss	(27,328)	6,369	(10,933)	21,360
Loss on extinguishment of debt	—	—	—	2,806

Adjusted EBITDA	$208,372	$191,389	$861,672	$567,551